UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
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SCHEDULE 14A
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The Walt Disney Company
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The Walt Disney Company will begin distribution of the following letter to shareholders:

The Walt Disney Company will begin distribution of the following letter to shareholders: The Walt Disney Company ISSUE #6 - FEBRUARY 2024 We are pleased to present to you The Walt Disney Company’s quarterly shareholder newsletter. A Message from Bob Iger to Shareholders Watch Video

Transcript: 2024 BOB IGER SHAREHOLDER VIDEO

I’m Bob Iger – CEO of The Walt Disney Company.

Ahead of our upcoming Annual Meeting, I wanted to update you about the Company’s significant recent achievements, and share why your vote this year is so important to Disney’s future.

It has been a busy and challenging time since I returned to the Company, but we’ve made significant progress, and I am enormously optimistic about our future.

Over the past year, we’ve assembled a new team of experienced leaders, and we’ve created a much more efficient and highly effective company structure.

The steps we’ve taken to propel Disney into a new era of growth are paying off, as evidenced by our recent earnings performance and the new growth initiatives underway to build our businesses.

The team and I have a responsibility to ensure that Disney is one of the most admired companies in the world. This is one of our biggest priorities.

We also want to return to a place where we’re consistently delivering shareholder value. We’ve already taken steps in that direction by declaring a second higher dividend… and by initiating a 3 billion dollar stock buyback program.

All of this takes a lot of work and a laser-like focus on the task at hand, which is why the major distractions we’re facing from activist investors are exactly what we don’t need.

I’m urging you to vote for the Disney Board’s recommended slate of nominees on the WHITE proxy card—and not to vote for the nominees presented by these activist hedge funds.

You have the power to make sure we are able to continue our momentum from the past year and ensure the success of The Walt Disney Company as the world’s leading and most beloved entertainment company.

The leadership team at our Company is experienced and highly motivated. We’re proud of what we’ve accomplished, we have a clear vision for the future and we’re optimistic about it.

Our goals are to improve the quality of the films we produce… to transition ESPN into a preeminent digital sports platform… to turn streaming into a significant growth business with increased reach and strong margins… and to turbocharge growth in our experiences business.

All of these goals are achievable, and we’ve already made meaningful progress with each of them. The opportunities before us are very exciting, and we know that we have the strategy, the talent, the resources, and the determination to be successful.

Thank you for your continued support, and I urge you to vote on the WHITE proxy card in support of Disney Director Nominees.

The Walt Disney Company VOTE NOW Your Vote is Important to Us. Disney Shareholders: Your Vote is Important to Us! The Annual Meeting of Shareholders will be held virtually on Wednesday, April 3, 2024. Proxy materials — with Disney’s WHITE proxy card — are being mailed now. and you should receive them in the near future. Whether or not you plan to attend the Annual Meeting, we urge you to promptly vote your shares on the WHITE proxy card or instruction form How to Vote > The Walt Disney Company Reports Fiscal Q1 2024 Earnings Results, Declares Dividend The Walt Disney Company reported its first quarter earnings of 2024 on Wednesday and with it came several “significant announcements that represent important and exciting steps forward.’ according to Chief Executive Officer Bob Iger. Listen to the Webcast > Learn More >

Read More > Marvel Studios’ Deadpool & Wolverine Trailer Smashes Record for Most Views of All Time Marvel Studios’ highly anticipated trailer for Deadpool & Wolverine broke global records following its release on Sunday, scoring 365 million views in 24 hours, which makes it the most viewed movie trailer of all time Read More > Walt Disney Animation Studios Announces Moana 2 Coming to Theaters November 27, 2024 Moana 2, Disney Animation’s all-new feature-length sequel to 2016’s Oscar-nominated film, will be an epic animated musical that takes audiences on a new voyage with Moana, Maui and a brand-new crew of unlikely seafarers.

Hulu on Disney+ Launch Hulu on Disney*, currently in beta, will officially launch in March 2024, offering bundle subscribers seamless access to extensive Hulu content within the Disney* app This integration aims to enhance the subscriber experience and demonstrate the value of the bundle by providing greater convenience and driving deeper engagement and discoverability. The Hulu and Disney* apps will both also remain available as standalone offerings. Read More > Disney and Epic Games to Create Expansive Entertainment Universe Connected to Fortnite Disney and Epic Games will collaborate on an all-new games and entertainment universe connected to Fortnite, offering opportunities for consumers to play, watch, shop and engage with content, characters and stories from Disney, Pixar, Marvel. Star Wars, Avatar and more Disney will also invest $1.5 billion to acquire an equity stake in Epic Games alongside the multiyear project. The transaction is subject to customary closing conditions, including regulatory approvals. Read More >

Star Wars Film Brings The Mandalorian & Grogu to the Big Screen The Mandalorian and Grogu from the Emmy-winning Disney* series, are set for a big-screen debut in a new theatrical film directed by Jon Favreau. The film, leading Lucasfllm’s ongoing feature-development slate, promises an exciting expansion of their adventures in the Star Wars galaxy. Read More > The Walt Disney Company Earns 20 Oscar Nominations Disney Entertainment received 20 nominations, inclusive of 18 nominations from The Walt Disney Studios Highlights include Searchlight Pictures’ Poor Things with 11 nominations including for Best Picture, Pixar’s Elemental for Best Animated Feature Film, Marvel Studios’ Guardians of the Galaxy Vol. 3 for Best Visual Effects, National Geographie s Bobi Wine The People’s President for Best Documentary Feature Film, and more. Read More >

ESPN’s premier presentation of the College Football Playoff and New Year’s Six reached multi-year viewership highs and record audience numbers across ESPN platforms Read More > Guests Rave About Zootopia at Shanghai Disney Resort On December 20, 2023, Bob Iger joined Disney Experiences Chairman Josh D’Amaro for the grand opening celebration of Zootopia - an entirely new land with attractions, dining merchandise and more. This addition gives guests one more reason to visit Shanghai Disneyland, which set a new attendance record by welcoming more than 13 million guests in 2023. Read More > ESPN Delivers Record Viewership Across College Football Playoff and New Year’s Six

Disney Entertainment Wins 37 Primetime Emmy Awards Disney Entertainment proudly announces 37 Primetime Emmy® Awards across its content brands, studios, and platforms. Read More > Disney Supports Student Veterans of America with S1 Million Donation The Walt Disney Company announced a S1 million donation to Student Veterans of America as part of its commitment to helping veterans find meaningful careers following their military service. Read More > Visit the Disney Investor Relations Website View Disney’s Registered Shareholders Website Unsubscribe from this Newsletter

Forward-Looking Statements Certain statements and information in this communication may constitute “forward-looking statements’ within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding plans; expectations; strategic priorities and opportunities; future performance, growth and profitability; financial performance; earnings expectations; expected drivers and guidance: capital allocation; subscriber and revenue growth; content, products or service offerings (including timing and nature); cost reductions; businesses and assets; future investments and creative output; collaborations; expected benefits; and other statements that are not historical in nature Any information that is not historical in nature included in this earnings release is subject to change. These statements are made on the basis of the Company’s views and assumptions regarding future events and business performance as of the time the statements are made. The Company does not undertake any obligation to update these statements. Actual results may differ materially from those expressed or implied. Such differences may result from actions taken by the Company, including restructuring or strategic initiatives (including capital investments, asset acquisitions or dispositions, new or expanded business lines or cessation of certain operations), our execution of our business plans (including the content we create and IP we invest in, our pricing decisions, our cost structure and our management and other personnel decisions), our ability to quickly execute on cost rationalization while preserving revenue, the discovery of additional information or other business decisions, as well as from developments beyond the Company’s control, including; the occurrence of subsequent events; deterioration in domestic and global economic conditions or failure of conditions to improve as anticipated; deterioration in or pressures from competitive conditions, including competition to create or acquire content, competition for talent and competition for advertising revenue; consumer preferences and acceptance of our content, offerings, pricing model and price increases, and corresponding subscriber additions and chum, and the market for advertising sales on our direct-to-consumer services and linear networks; health concerns and their impact on our businesses and productions; international, political or military developments; regulatory and legal developments; technological developments; labor markets and activities, including work stoppages; adverse weather conditions or natural disasters; and availability of content. Such developments may further affect entertainment, travel and leisure businesses generally and may, among other things, affect (or further affect, as applicable): our operations, business plans or profitability, including direct-to-consumer profitability; demand for our products and services; the performance of the Company’s content; our ability to create or obtain desirable content at or under the value we assign the content; the advertising market for programming; income tax expense; and performance of some or all Company businesses either directly or through their impact on those who distribute our products. Additional factors are set forth in the Company’s Annual Report on Form 10-K for the year ended September 30, 2023, including under the captions “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Business” and subsequent filings with the Securities and Exchange Commission, including quarterly reports on Form 10-Q The terms “Company,’ “Disney,” “we,” and “our’ are used to refer collectively to the parent company and the subsidiaries through which our various businesses are actually conducted.

Additional Information and Where to Find it Disney has filed with the SEC a definitive proxy statement on Schedule 14A, containing a form of WHITE proxy card, with respect to its solicitation of proxies for Disney’s 2024 Annual Meeting of Shareholders. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) FILED BY DISNEY AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION ABOUT ANY SOLICITATION. Investors and security holders may obtain copies of these documents and other documents filed with the SEC by Disney free of charge through the website maintained by the SEC at www.sec.gov. Copies of the documents filed by Disney are also available free of charge by accessing Disney’s website at www.thev.altdisnevcompanv.com. Participants Disney, its directors and executive officers and other members of management and employees will be participants in the solicitation of proxies with respect to a solicitation by Disney. Information about Disney’s executive officers and directors is available in Disney’s definitive proxy statement for its 2024 Annual Meeting, which was filed with the SEC on February 1,2024. To the extent holdings by our directors and executive officers of Disney securities reported in the proxy statement for the 2024 Annual Meeting have changed, such changes have been or will be reflected on Statements of Change in Ownership on Forms 3, 4 or 5 filed with the SEC. These documents are or will be available free of charge at the SEC’s website at www.sec.gov. © Disney